Exhibit 99.1

For Immediate Release
Contact:
Bruce Riggins (Company)	Jerry Daly or Carol McCune
Chief Financial Officer	Daly Gray (Media)
(561) 227-1302	(703) 435-6293

Innkeepers USA Trust Acquires Bulfinch Hotel in Boston

PALM BEACH, Fla., November 16, 2005—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale extended-stay hotel properties throughout the United States, today announced that it has acquired the 80-room Bulfinch Hotel in downtown Boston for $19.6 million, or $245,000 per key. The acquisition was funded by borrowing on the company’s unsecured line of credit.

[Picture of Bulfinch Hotel, from street, at night, appears here]

The hotel was opened in late 2004 following a complete renovation and three-story addition to an existing triangular industrial building built in 1904. The building is modeled after the historic Flatiron building in New York. The hotel interior was designed by renowned architect and interior designer, Campion Platt, designer of New York’s MercBar and The Park Avalon.

“We continue to look for well-located, quality assets in high-barrier-to-entry markets with significant upside potential at attractive, competitive pricing,” said Jeffrey H. Fisher, chief executive officer and president. “This upscale, urban, boutique property certainly fits that criteria, and with a like-new product and our experienced operator, the hotel is well positioned to achieve greater market penetration than its peer group in and around the Downtown Boston market.”

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Innkeepers acquires Bulfinch

Located at 107 Merrimac St. in the historic Bulfinch Triangle neighborhood of downtown Boston, the property is proximate to the city’s major attractions, businesses and shopping, including the Fleet Center, Quincy Market, Faneuil Hall, Government Center, the financial district and MassGeneral Hospital. “The Bulfinch Triangle area is one of the first of many significant redevelopments in the downtown core following the recent opening of the area’s Central Artery,” Fisher added. “Several other factors also are expected to have a positive impact on lodging demand in Boston, including a significant expansion of Logan International Airport and a new 1.6 million square foot Convention Center, which already is scheduled to host 24 citywide conventions in 2006, a significant increase over recent periods.”

Originally constructed in 1904 as a six-story triangular, industrial building, the Bulfinch Hotel underwent a full renovation and expansion in December 2004 when three stories were added. The renovation combined leading-edge design together with unique architectural features like oversized windows and different size guest rooms to create a contemporary style and a refined residential atmosphere. The property’s on-site restaurant, The Angus Steakhouse, is a leased operation.

“This well-located, one-of-a-kind asset with a unique and significant architectural design and identity, sits within a growing and re-gentrifying area that has not been widely marketed. We are confident that we can use that unique identity to help this 80-room hotel realize its full potential and successfully position it as an independent, non-branded property.”

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Innkeepers Acquires Bulfinch

Peter M. Willis, Innkeeper’s vice president of acquisitions and business development, noted that the company continues to have an aggressive appetite for hotel acquisitions, including upscale extended stay and premium limited service brands, the core of the company’s portfolio; selected full-service properties; and turn-around opportunities and hotels that are affiliated with, or have the potential to be converted to, the industry’s top brands.

Innkeepers Hospitality Management, Inc. will manage the property. Jeffrey H. Fisher, chief executive officer and president of Innkeepers USA Trust, owns Innkeepers Hospitality Management.

Innkeepers USA Trust owns 70 hotels with a total of 8,825 suites or rooms in 20 states and Washington, D.C., and focuses on acquiring and/or developing premium branded upscale extended-stay, select-service and full-service hotels and the rebranding and repositioning of other hotel properties. For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

Contact:	Bruce Riggins (Investors, Media)	Peter M. Willis (Acquisitions)
	Chief Financial Officer	VP, Business Development
	(561) 227-1302	(305) 865-1010
pwillis@innkeepersusa.com

This press release, and other publicly available information on the Company, includes forward looking statements within the meaning of securities law. These statements include terms such as “should”, “may”, “believe” and “estimate”, or assumptions, estimates or forecasts about future hotel and Company performance and results, and the Company’s future need for capital. Such statements should not be relied on because they involve risks that could cause actual results to differ materially from the Company’s expectations when such statements are made. Some of these risks are set forth in reports filed from time to time with the SEC and include, without limitation, (i) the operational risks of the hotel business (including decreasing

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Innkeepers Acquires Bulfinch

hotel revenues and increasing hotel expenses) under the company’s taxable REIT subsidiary structure, (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk of declines in the performance and prospects of businesses and industries (e.g., technology, automotive, aerospace, pharmaceuticals) that are important hotel demand generators in the company’s key markets (e.g. the Silicon Valley, CA, Washington, DC, etc.), (iv) risk that poor, declining and/or uncertain international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company’s hotel rooms and the availability and terms of financing, (v) risk that the company’s ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (vii) risk that the Company may invest in hotels of a size or nature (e.g., upscale full service or resort) different than those it has focused on historically (e.g., upscale extended-stay, and mid-scale limited service); (viii) risks related to an increasing focus on development, including permitting risks, increasing the proportion of Company assets not producing revenue at a given time and risks that projects cost more, take longer to complete or do not perform as anticipated; (ix) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce) may reduce demand for hotels in general or the Company’s hotels in particular, (x) the complex tax rules that the company must satisfy to qualify as a REIT and the potentially severe consequences of failing to satisfy such requirements, and (xi) governmental regulation that may increase the company’s cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting taxes or dividends, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.).